SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. 1 )

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☐	Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12

MAGELLAN MIDSTREAM PARTNERS, L.P.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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One Williams Center

Tulsa, Oklahoma 74172

March 13, 2006

To Our Limited Partners:

You are cordially invited to attend the 2006 annual meeting of limited partners of Magellan Midstream Partners, L.P. to be held on April 26, 2006 in the Williams Resource Center at One Williams Center, Tulsa, Oklahoma, commencing at 10:00 a.m. Central Time. A notice of the annual meeting, a proxy statement and a proxy card are enclosed. We also have enclosed our 2005 Annual Report and Form 10-K for the fiscal year ended December 31, 2005.

The board of directors of our general partner has called this annual meeting for you to consider and act upon the election of three Class I directors to our general partner’s board of directors to serve until the 2009 annual meeting of limited partners. The board of directors of our general partner unanimously recommends that you approve this proposal. I urge you to read the accompanying proxy statement for further details about this proposal.

Your vote is important. Whether or not you plan to attend the annual meeting, please cast your vote by completing, signing and dating the enclosed proxy card and returning it promptly in the accompanying envelope. You also may vote by following the internet or telephone voting instructions on the proxy card. If for any reason you desire to revoke your proxy, you may do so at any time before the vote is held at the annual meeting by following the procedures described in the accompanying proxy statement.

Sincerely,

Don R. Wellendorf

Chairman of the Board, President and Chief Executive Officer of Magellan GP, LLC, general partner of Magellan Midstream Partners, L.P.

MAGELLAN MIDSTREAM PARTNERS, L.P.

One Williams Center

Tulsa, Oklahoma 74172

NOTICE OF ANNUAL MEETING OF LIMITED PARTNERS

TO BE HELD ON APRIL 26, 2006

To the Unitholders of Magellan Midstream Partners, L.P.:

The annual meeting of limited partners of Magellan Midstream Partners, L.P. will be held in the Williams Resource Center at One Williams Center, Tulsa, Oklahoma, on April 26, 2006 at 10:00 a.m. Central Time to consider the following matters:

1.    The election of three Class I directors to our general partner’s board of directors to serve until the 2009 annual meeting of limited partners; and

2.    The transaction of any other business as may properly come before the annual meeting or any adjournments thereof, including, without limitation, the adjournment of the annual meeting in order to solicit additional votes from unitholders in favor of adopting the foregoing proposals.

Only unitholders of record at the close of business on February 28, 2006 are entitled to attend or vote at the annual meeting or any adjournments thereof.

Your vote is important! For your convenience, internet and telephone voting are available. The instructions for voting by internet or telephone are set forth on your proxy card. If you prefer, you may vote by mail by completing your proxy card and returning it in the enclosed postage-paid envelope.

By Order of the Board of Directors of Magellan GP, LLC, as general partner of Magellan Midstream Partners, L.P.

Suzanne H. Costin

Secretary

Tulsa, Oklahoma

March 13, 2006

MAGELLAN MIDSTREAM PARTNERS, L.P.

Proxy Statement

For

Annual Meeting of Limited Partners

To Be Held on April 26, 2006

These proxy materials, which will be first mailed to our unitholders on or about March 18, 2006, are being furnished to you in connection with the solicitation of proxies by and on behalf of the board of directors of Magellan GP, LLC, a Delaware limited liability company, acting in its capacity as the general partner of Magellan Midstream Partners, L.P., a Delaware limited partnership, for use at our 2006 annual meeting of limited partners or at any adjournments thereof. The meeting will be held in the Williams Resource Center on April 26, 2006 at 10:00 a.m. Central Time at One Williams Center, Tulsa, Oklahoma. Holders of record of common units at the close of business on February 28, 2006 were entitled to notice of, and are entitled to vote at, the annual meeting and any adjournments thereof, unless such adjournment is for more than 45 days, in which event our general partner’s board of directors is required to set a new record date. Unless otherwise indicated, the terms “our”, “we”, “us” and similar terms refer to Magellan Midstream Partners, L.P., together with our subsidiaries.

Proposal

At our 2006 annual meeting of limited partners, we are asking our unitholders to consider and act upon the election of three Class I directors to serve until our 2009 annual meeting.

Quorum Required

The presence, in person or by proxy, of the holders as of the record date of a majority of our outstanding common units is necessary to constitute a quorum for purposes of voting on the proposal at the annual meeting. Withheld votes will count as present for purposes of establishing a quorum on the proposal.

Vote Required

Directors on our general partner’s board of directors are elected by a plurality of the votes cast by the holders of our outstanding common units. A plurality occurs when more votes are cast for a candidate over those cast for an opposing candidate. Each common unit entitles the holder thereof as of the record date to one vote. Unitholders are not entitled to cumulative voting. Cumulative voting is a system for electing directors whereby a security holder is entitled to multiply his number of securities by the number of directors to be elected and cast the total number of votes for a single candidate or a select few candidates.

A unitholder eligible to vote on the Class I director election proposal may: (1) vote for the election of all of the nominees named herein; (2) withhold authority to vote for all of the nominees; or (3) vote for the election of one or two of the nominees and withhold authority to vote for the other nominee(s). Under the applicable rules of the New York Stock Exchange (“NYSE”), brokers that are members of the NYSE are permitted to vote a client’s proxy in their own discretion as to the election of directors to the board of directors of our general partner if the broker has not received instructions from the unitholder on this proposal.

How to Vote

You may vote in person at the annual meeting, by telephone, by internet or by proxy. Even if you plan to attend the annual meeting, we encourage you to complete, sign and return your proxy card or vote by following the telephone or internet voting instructions on the proxy card in advance of the annual meeting.

In Person

If you plan to attend the annual meeting and wish to vote in person, we will give you a ballot at the meeting. However, if your units are held in the name of a broker, you must obtain from the brokerage firm an account statement, letter or other evidence satisfactory to us of your beneficial ownership of the units.

Telephone

Please dial the toll-free telephone number set forth on the proxy card and follow the audio instructions. You will need the control number contained on your proxy card.

Internet

Go to the website set forth on the proxy card and follow the on-screen instructions. You will need the control number contained on your proxy card.

Proxy

Please mail your completed, signed and dated proxy card in the enclosed postage-paid return envelope as soon as possible so that your units may be represented at the annual meeting.

Revoking Your Proxy or Changing Your Telephone or Internet Vote

You may revoke your proxy before it is voted at the annual meeting as follows:

•	by delivering, before or at the annual meeting, a new proxy with a later date;

•	by delivering, on or before the business day prior to the annual meeting, a notice of revocation to the Secretary of our general partner at the address set forth in the notice of the annual meeting;

•	by attending the annual meeting in person and voting, although your attendance at the annual meeting, without actually voting, will not by itself revoke a previously granted proxy; or

•	if you have instructed a broker to vote your units, you must follow the directions received from your broker to change those instructions.

You may change your telephone vote as often as you wish by following the procedures for telephone voting. The last known vote in the telephone voting system as of the beginning of the annual meeting at 10:00 a.m. Central Time on April 26, 2006 will be counted.

You may change your internet vote as often as you wish by following the procedures for internet voting. The last known vote in the internet voting system as of the beginning of the annual meeting at 10:00 a.m. Central Time on April 26, 2006 will be counted.

Outstanding Common Units Held on Record Date

As of the record date, there were 66,360,624 outstanding common units that were entitled to notice of and are entitled to vote at the annual meeting.

Solicitation and Mailing of Proxies

The expense of preparing, printing and mailing this proxy statement and the proxies solicited hereby will be borne by us. In addition to the use of the mail, proxies may be solicited by representatives of our general partner in person or by telephone, electronic mail or facsimile transmission. These representatives will not be additionally compensated for such solicitation but may be reimbursed for out-of-pocket expenses incurred in connection therewith. If undertaken, we expect the expenses of such solicitation by representatives of our general partner to be nominal. We will also request brokerage firms, banks, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of our common units as of the record date and will provide reimbursement for the cost of forwarding the proxy materials in accordance with customary practice. We have retained Morrow & Co., Inc. to aid in the solicitation of proxies. The fees of Morrow & Co., Inc. are $4,500, plus reimbursement of its reasonable costs.

Only one annual report and proxy statement will be delivered to multiple unitholders sharing an address, if possible, unless we have received contrary instructions from one or more of the unitholders. If you have questions about the annual meeting or need additional copies of this proxy statement or additional proxy cards, please contact our proxy solicitation agent as follows:

Morrow & Co., Inc.

470 West Avenue

Stamford, Connecticut 06902

Email: magellaninfo@morrowco.com

Phone (unitholders): (800) 607-0088

Phone (banks and brokerage firms): (203) 658-9400

Other Matters for 2006 Annual Meeting

We know of no matters to be acted upon at the annual meeting other than the proposal included in the accompanying notice and described in this proxy statement. If any other matter requiring a vote of unitholders arises, including a question of adjourning the annual meeting, the persons named as proxies in the accompanying proxy card will have the discretion to vote thereon according to their best judgment of what they consider to be in the best interests of our partnership. The accompanying proxy card confers discretionary authority to take action with respect to any additional matters that may come before the meeting or any adjournment thereof.

CLASS I DIRECTOR ELECTION PROPOSAL

We are a limited partnership. We do not have a separate board of directors and do not have any employees. We are managed and operated by the officers of, and are subject to the oversight of the directors of, our general partner and its owner. The total number of directors on our general partner’s board of directors is currently set at eight.

The terms of the directors of our general partner’s board are “staggered” and the directors are divided into three classes. At each annual meeting, only one class of directors will be elected and, upon election, directors in that class will serve for a term of three years, subject to a director’s earlier resignation or removal.

At the 2006 annual meeting, our unitholders will consider and act upon a proposal to elect three Class I directors to our general partner’s board of directors to serve until the 2009 annual meeting of limited partners. Each of the Class I nominees has consented to serve as a director if so elected. The persons named as proxies in the accompanying proxy card, who have been designated by the board of directors of our general partner, intend to vote for the election of the Class I director nominees unless otherwise instructed by a unitholder in a proxy card. If these nominees become unable for any reason to stand for election as a director of our general partner, the persons named as proxies in the accompanying proxy card will vote for the election of such other person or persons as the board of directors of our general partner may recommend and propose to replace such nominee or nominees.

Information concerning the three Class I director nominees, along with information concerning the current Class II and Class III directors whose terms of office will continue after the annual meeting, is set forth below.

CLASS I DIRECTOR NOMINEES — If Elected, Term Expires at the 2009 Annual Meeting of Limited Partners

N. John Lancaster, Jr., 37, has served as a director of our general partner since May 20, 2004. He has served as a director of Magellan Midstream Holdings GP, LLC (“MGG GP”), the general partner of Magellan Midstream Holdings, L.P. (NYSE: MGG), an affiliate that owns our general partner, since May 4, 2004. He is a Managing Director of Riverstone Holdings, LLC where his primary focus includes sourcing and executing investments in the energy industry. Prior to joining Riverstone in April 2000, he was a director with The Beacon Group, LLC, a strategic advisory and private equity investment firm. Mr. Lancaster’s nomination was recommended by our general partner’s board of directors.

George A. O’Brien, Jr., 58, has served as an independent director of our general partner since December 12, 2003. From 1988 until 2005, Mr. O’Brien worked for International Paper Company where he served as Senior Vice President of Forest Products responsible for its forestry, wood products, minerals and specialty chemicals businesses. Other responsibilities during his tenure included corporate development, chief financial officer of its New Zealand subsidiary and operations management. Mr. O’Brien’s nomination was recommended by our general partner’s board of directors.

Thomas S. Souleles, 37, has served as a director of our general partner since December 13, 2004. He has served as a director of the general partner of MGG since December 13, 2004. Mr. Souleles has been employed by Madison Dearborn Partners, LLC since 1995 where he serves as a Managing Director and concentrates on investments in the basic industries sector. He is also a director of Packaging Corporation of America. Mr. Souleles’ nomination was recommended by our general partner’s board of directors.

CLASS II DIRECTORS — Term Expires at the 2007 Annual Meeting of Limited Partners

John P. DesBarres, 66, has served as an independent director of our general partner since May 19, 2005. He was formerly Chairman, President and Chief Executive Officer (“CEO”) of Transco Energy Company until his retirement in 1995. Prior to joining Transco in 1991, he was Chairman, President and CEO for Santa Fe Pacific Pipelines, Inc. Mr. DesBarres also currently serves as a board member for American Electric Power Company, Inc. and for the general partner of Penn Virginia Resource Partners, L.P.

Patrick C. Eilers, 39, has served as a director of our general partner since June 17, 2003. He has served as a director of the general partner of MGG since April 17, 2003. He has been employed by Madison Dearborn Partners, LLC since 1999 where he serves as a Director, overseeing the firm’s energy and power practice. Prior to joining Madison Dearborn Partners, he served as a Director with Jordan Industries, Inc. from 1995 to 1997 and as an Associate with IAI Venture Capital, Inc. from 1990 to 1994 while playing professional football with the Chicago Bears, the Washington Redskins and the Minnesota Vikings from 1990 to 1995.

Jim H. Derryberry, 61, has served as a director of our general partner since February 1, 2005. He has served as a director of the general partner of MGG since February 1, 2005. Mr. Derryberry is a co-founder of Riverstone Holdings, LLC where he has served as a Managing Director and Chief Operating Officer since May 2000. Prior to joining Riverstone, Mr. Derryberry was a Managing Director of J.P. Morgan, where he served as head of the Natural Resources and Power Group.

CLASS III DIRECTORS — Term Expires at the 2008 Annual Meeting of Limited Partners

James R. Montague, 58, has served as an independent director of our general partner since November 21, 2003. He served from December 2001 to October 2002 as President of EnCana Gulf of Mexico, Inc., a subsidiary of EnCana Corporation, which is involved in oil and gas exploration and production. From 1996 to June 2001, he served as President of two subsidiaries of International Paper Company, IP Petroleum Company, an oil and gas exploration and production company, and GCO Minerals Company, a company that manages International Paper Company’s mineral holdings. Mr. Montague is also a director of the general partner of Penn Virginia Resource Partners, L.P. and The Meridian Resources Corporation.

Don R. Wellendorf, 53, is currently Chairman of the Board and has served as a director and President and CEO of our general partner since November 15, 2002. He has served as President and CEO of the general partner of MGG since June 17, 2003 and as the Chairman of that board since December 21, 2005. Mr. Wellendorf also served as President and CEO of our former general partner from May 13, 2002 until November 15, 2002 and served as a director of our former general partner from February 9, 2001 until November 15, 2002. He served as

Treasurer and Chief Financial Officer of our former general partner from January 7, 2001 to July 24, 2002 and as Senior Vice President of our former general partner from January 7, 2001 until May 13, 2002. From 1998 to March 2003, he served as a Vice President of a subsidiary of The Williams Companies, Inc. (“Williams”). Prior to Williams’ merger with MAPCO Inc., he served in various management positions since joining MAPCO in 1979.

THE BOARD OF DIRECTORS OF OUR GENERAL PARTNER UNANIMOUSLY RECOMMENDS THAT UNITHOLDERS VOTE “FOR” THE ELECTION OF N. JOHN LANCASTER, JR., GEORGE A. O’BRIEN, JR. AND THOMAS S. SOULELES TO CLASS I OF OUR GENERAL PARTNER’S BOARD OF DIRECTORS.

Our General Partner’s Board of Directors and its Committees

Director Independence

Because we are a publicly traded limited partnership, the NYSE rules do not require our general partner’s board to be made up of a majority of independent directors. However, our general partner’s board of directors has three directors who satisfy the independence and financial literacy requirements of the NYSE and the Securities and Exchange Commission (“SEC”). These directors are John P. DesBarres, James R. Montague and George A. O’Brien, Jr. Based on all relevant facts and circumstances, our general partner’s board of directors affirmatively determined on January 17, 2006 that the independent directors have no material relationship with us or our general partner. The following categorical standards were used by our general partner’s board of directors to determine the independence of these directors:

•	A director will not be considered independent if the director is, or has been within the last three years, an employee of MGG, our general partner or us, or if an immediate family member of a director is, or has been within the last three years, an executive officer of MGG, our general partner or us; provided, however, that employment as an interim Chairman or CEO or other executive officer will not disqualify a director from being considered independent following that employment;

•	A director who has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $100,000 in direct compensation from MGG, our general partner or us, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), will not be considered independent; provided, however, that the following need not be considered in determining independence under this test: (i) compensation received by a director for former service as an interim Chairman or CEO or other executive officer and (ii) compensation received by an immediate family member for service as an employee (other than an executive officer) of MGG, our general partner or us;

•	A director will not be considered independent if (i) the director or an immediate family member is a current partner of a firm that is our internal or external auditor; (ii) the director is a current employee of such a firm, (iii) the director has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (iv) the director or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on our audit within that time;

•	A director or immediate family member who is, or has been within the last three years, employed as an executive officer of another company where any of MGG’s, our general partner’s or our present executive officers at the same time serves or served on that company’s compensation committee will not be considered independent; and

•	A director who is a current employee, or whose immediate family member who is a current executive officer, of a company that has made payments to, or received payments from, MGG, our general partner or us for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues, will not be considered independent; provided, however, that charitable organizations will not be considered to be a company for purposes of this test.

Communications to the Board of Directors

The non-management members of our general partner’s board of directors meet quarterly following each regularly scheduled board meeting. The presiding director at these non-management board member meetings is George A. O’Brien, Jr. You may send communications to our general partner’s board of directors by calling our Action Line at 1-888-475-9501. All messages received for the board of directors will be forwarded directly to Mr. O’Brien.

2005 Meetings of the Board of Directors

The board of directors of our general partner held eight meetings during 2005, including regularly scheduled and special meetings. During 2005, no director attended fewer than 75% of: (1) the total number of meetings of our general partner’s board of directors held during the period for which he was a director, and (2) the total number of meetings held by all committees of the board on which he served during the periods that he served.

Our general partner’s board of directors does not have a policy with respect to the board members’ attendance at annual meetings. At our 2005 annual meeting of limited partners, all of our directors were in attendance.

Board Committees

Our general partner’s board of directors has the following three standing committees: (1) audit committee, (2) compensation committee and (3) conflicts committee.

Because we are a publicly traded limited partnership, the NYSE rules do not require our general partner’s board of directors to have a standing compensation or nominating committee. Our general partner’s board of directors has elected to have a compensation committee, which is comprised of each member of the board of directors. Our general partner’s board of directors has adopted a written charter for the compensation committee, which is available on our website at www.magellanlp.com.

Consistent with the nominating committee exemption provided to publicly traded partnerships by the NYSE, it is the view of our general partner’s board of directors that, in lieu of a standing nominating committee, the entire board shall serve the function of a nominating committee. Each member of our general partner’s board of directors participates in the consideration of director nominees. Our general partner’s board of directors has not adopted a nominating committee charter.

The minimum qualifications that our general partner’s board of directors believes must be met in order to recommend a nominee as a director are set forth in the Corporate Governance Guidelines, which have been approved by our general partner’s board of directors and are available on our website at www.magellanlp.com. Our general partner’s board of directors relies on its members to identify and evaluate nominees for director. Nominees recommended by unitholders will be evaluated by our general partner’s board of directors in the same manner as nominees recommended by a member of the board of directors.

The following is a brief description of the functions and operations of the standing committees of the board of directors of our general partner:

Audit Committee. The members of the audit committee are John P. DesBarres, James R. Montague and George A. O’Brien, Jr. Our general partner’s board of directors has determined that each of these directors meets the independence and financial literacy requirements of the NYSE. Mr. O’Brien is the chairman of the audit committee. Our general partner’s board of directors has determined that Mr. O’Brien is an audit committee financial expert and is an independent director as defined by the Securities Exchange Act of 1934. The audit committee, among other things, reviews our external financial reporting, retains our independent registered public accounting firm, approves and pre-approves services provided by the independent registered public accounting firm and reviews procedures for internal auditing and the adequacy of our internal accounting controls. The audit committee held eight meetings during 2005. More information regarding the functions performed by the audit committee is set forth below in the “2005 Report of the Audit Committee.” Our general partner’s board of directors has adopted a written charter for the audit committee, which is available on our website at www.magellanlp.com.

2005 Report of the Audit Committee

The Audit Committee of Magellan GP, LLC, acting in its capacity as the general partner of Magellan Midstream Partners, L.P. (the “Partnership”), oversees the Partnership’s financial reporting process on behalf of the board of directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls.

In fulfilling its oversight responsibilities, the Audit Committee reviewed with management the audited financial statements contained in the Annual Report on Form 10-K for the year ending December 31, 2005. The review included a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

The Partnership’s independent registered public accounting firm, Ernst & Young LLP, is responsible for expressing an opinion on the conformity of the audited financial statements with generally accepted accounting principles. The Audit Committee reviewed with Ernst & Young LLP their judgment as to the quality, not just the acceptability, of the Partnership’s accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards.

The Audit Committee discussed with Ernst & Young LLP the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU § 380), as may be modified or supplemented. The Committee received the written disclosures and the letter from Ernst & Young LLP required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as may be modified or supplemented, and has discussed with Ernst & Young LLP its independence from management and the Partnership.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the board of directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2005 for filing with the SEC.

Dated: March 8, 2006

Submitted By:

Audit Committee

George A. O’Brien, Jr., Chair

John P. DesBarres

James R. Montague

The foregoing report shall not be deemed to be incorporated by reference by any general statement or reference to this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under those Acts.

Compensation Committee. The compensation committee is comprised of all members of our general partner’s board of directors. Mr. DesBarres is the chairman of the compensation committee. The compensation committee makes decisions regarding all components of our general partner’s executive officers’ compensation, with the exception of benefits, which are provided through MGG GP, an affiliate, as well as independent directors’ compensation. The compensation committee held one meeting during 2005. The board of directors of our general partner did not modify or reject in any material way any action or recommendation by the compensation committee during 2005.

Conflicts Committee. The members of the conflicts committee are John P. DesBarres, James R. Montague and George A. O’Brien, Jr. Mr. Montague is the chairman of the conflicts committee. At the request of our general partner’s board of directors, the conflicts committee reviews specific material matters that may involve conflicts of interest with our general partner and its affiliates and determines if the resolution of the conflict of interest is fair and reasonable to us. Any matters approved by the conflicts committee are conclusively deemed to be fair and reasonable to us, approved by all of our partners and not a breach by our general partner of any duties it may owe to us or our unitholders. The conflicts committee held one meeting during 2005.

Director Compensation

Directors of our general partner who are employees or officers of MGG GP or its affiliates receive no additional compensation for their service on the board of directors or committees of the board of directors. During 2005, independent directors were entitled to receive an annual retainer of $30,000 and common units valued at $50,000 on the grant date. The meeting fee paid to independent directors during 2005 for each board of director and committee meeting attended was $1,500. During 2005, the chairmen of the compensation and conflicts committees each received an annual retainer of $10,000 and the chairman of the audit committee received an annual retainer of $15,000. The chairmen of each of these committees is an independent director.

Independent directors may elect to receive all or any portion of cash fees in the form of common units. In addition, each director is reimbursed for out-of-pocket expenses in connection with attending meetings of the board of directors of our general partner or its committees. Each director is fully indemnified by us for actions associated with being a director of our general partner to the extent permitted under Delaware law.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Ernst & Young LLP was our independent registered public accounting firm for our 2005 audit. In connection with this audit, we entered into an engagement agreement with Ernst & Young LLP, which sets forth the terms by which Ernst & Young LLP will perform audit services for us. That agreement is subject to alternative dispute resolution procedures and an exclusion of punitive damages. A representative of Ernst & Young LLP will attend our annual meeting. The representative will have the opportunity to make a statement if he desires to do so and to respond to appropriate questions.

Audit Fees

The aggregate fees billed for professional services rendered by Ernst & Young LLP for the audit of our annual consolidated financial statements for the fiscal years ending December 31, 2004 and 2005, for reviews of our consolidated financial statements including our Forms 10-Q for 2004 and 2005, for consultation concerning financial accounting and reporting standards, for comfort letter procedures for debt and equity offerings in 2004 and 2005 and for an audit of internal controls over financial reporting for 2004 and 2005 were $1,234,100 and $1,011,800, respectively.

Audit-Related Fees

The aggregate fees billed during fiscal years 2004 and 2005 for assurance and related services by Ernst & Young LLP that are reasonably related to the performance of the audit or review of our financial statements and are not reported under the caption “Audit Fees” were $63,703 and $238,000, respectively. These services in 2004 were primarily associated with a benefit plan audit and in 2005 with benefit plan audits and agreed upon procedures related to information provided to the Environmental Protection Agency pursuant to the EPA’s Reformulated Gasoline Program.

Tax Fees

The aggregate fees billed in fiscal years 2004 and 2005 for professional services rendered by Ernst & Young LLP for tax advice and compliance were $25,812 and $25,526, respectively. These services included consultation concerning tax planning and compliance.

All Other Fees

No fees were billed in fiscal years 2004 and 2005 for products and services provided by Ernst & Young LLP, other than as set forth above.

Affiliate Fees

MGG, Osage Pipeline Company, LLC and MGG Midstream Holdings, each of which are an affiliate, paid audit and tax fees to Ernst & Young LLP of $67,200 in 2004 and $779,441 in 2005.

The audit committee of our general partner’s board of directors has adopted an audit committee charter, which is available on our website at www.magellanlp.com. The charter requires the audit committee to approve in advance all audit and non-audit services to be provided by our independent registered public accounting firm in accordance with the Audit and Non-Audit Services Pre-Approval Policy, which is an appendix to the audit committee charter. All services reported in the Audit, Audit-Related, Tax and All Other Fees categories above were approved by the audit committee.

EXECUTIVE OFFICERS OF OUR GENERAL PARTNER

John D. Chandler, 36, has served as Vice President since June 17, 2003 and Chief Financial Officer and Treasurer of our general partner since November 15, 2002 and served in the latter capacities for our former general partner from July 24, 2002 until November 15, 2002. He has served as Vice President, Chief Financial Officer and Treasurer of the general partner of MGG since June 17, 2003. He was Director of Financial Planning and Analysis for a subsidiary of Williams from September 2000 to July 2002. He also served as Director of Strategic Development for a subsidiary of Williams from 1999 to 2000. Prior to Williams’ merger with MAPCO Inc., he held various accounting and finance positions since joining MAPCO in 1992.

Michael N. Mears, 43, has served as Vice President, Transportation of our general partner since November 15, 2002 and served in that capacity for our former general partner from April 22, 2002 until November 15, 2002. He served as Vice President of the general partner of MGG from June 17, 2003 to November 1, 2005. He served as Vice President of subsidiaries of Williams from 1996 to June 17, 2003. Mr. Mears also worked in various management positions with Magellan Pipeline Company, L.P. since joining Williams in 1985.

Richard A. Olson, 48, has served as Vice President, Pipeline Operations of our general partner since November 15, 2002 and served in that capacity for our former general partner from April 22, 2002 until November 15, 2002. He served as Vice President of subsidiaries of Williams from 1996 to 2003. Mr. Olson also worked in various management positions with Magellan Pipeline Company, L.P. since joining Williams in 1981.

Brett C. Riley, 36, has served as Vice President, Business Development of our general partner since June 17, 2003. He served as Vice President of the general partner of MGG from June 17, 2003 to November 1, 2005. Mr. Riley served as Director of Mergers & Acquisitions for a subsidiary of Williams from September 2000 until June 2003. He also served as Director of Financial Planning and Analysis for a subsidiary of Williams from 1998 to 2000. Mr. Riley also worked in various financial positions with MAPCO and Williams since 1992.

Lonny E. Townsend, 49, has served as Vice President, General Counsel and Assistant Secretary of our general partner since June 17, 2003 and as the Compliance and Ethics Officer since October 20, 2004. He has served as Vice President and General Counsel of the general partner of MGG since June 17, 2003 and as the Compliance and Ethics Officer and Secretary since December 21, 2005. He was Assistant General Counsel for Williams from February 2001 to June 17, 2003. He also served in various other legal positions with Williams since joining Williams in 1991.

Don R. Wellendorf, 53, is currently Chairman of the Board and has served as a director and President and CEO of our general partner since November 15, 2002. He has served as President and CEO of the general partner of MGG since June 17, 2003 and Chairman of the Board since December 21, 2005. Mr. Wellendorf also served as President and CEO of our former general partner from May 13, 2002 until November 15, 2002 and served as a director of our former general partner from February 9, 2001 until November 15, 2002. He served as Treasurer and Chief Financial Officer of our former general partner from January 7, 2001 to July 24, 2002 and as Senior Vice President of our former general partner from January 7, 2001 until May 13, 2002. From 1998 to March 2003, he served as Vice President of a subsidiary of Williams. Prior to Williams’ merger with MAPCO Inc., he served in various management positions since joining MAPCO in 1979.

Jay A. Wiese, 49, has served as Vice President, Terminal Services and Development of our general partner since November 15, 2002 and served in that capacity for our former general partner from January 7, 2001 until November 15, 2002. He served as Vice President of the general partner of MGG from June 17, 2003 to November 1, 2005. He was Managing Director, Terminal Services and Commercial Development for a subsidiary of Williams from 2000 to January 2001. From 1995 to 2000, he served as Director, Terminal Services and Commercial Development for a subsidiary of Williams and held various operations, marketing and business development positions since joining Williams in 1982.

EXECUTIVE COMPENSATION

General

We are managed by the executive officers of our general partner. Set forth below is a discussion of the compensation of the CEO and the other four most highly compensated executive officers of our general partner, which we collectively refer to herein as the named executive officers.

Summary Compensation Table

The following table provides a summary of the compensation expense allocated to our general partner for the fiscal years ended December 31, 2005, 2004 and 2003 for the named executive officers for each such year:

Name and Principal Position	Year		Salary	Bonus	Long-Term Incentive Plan Payouts		All Other Compensation		Total Compensation
Don R. Wellendorf, Chief Executive Officer and President	2005 2004 2003		$350,000 300,000 250,000	$228,053 310,000 212,625	$742,579 — 2,125,165	(1)	$34,576 35,703 —	(2) (2)	$1,355,208 645,703 2,587,790
John D. Chandler, Vice President, Chief Financial Officer and Treasurer	2005 2004 2003		195,000 180,250 154,808	115,255 162,694 100,000	386,760 — 774,094	(1)	34,731 33,927 12,000	(2) (2) (3)	731,746 376,871 1,040,902
Michael N. Mears, Vice President	2005 2004 2003		195,000 185,400 180,000	115,607 156,630 136,080	324,878 — —		21,340 20,635 12,000	(2) (2) (3)	656,825 362,665 328,080
Richard A. Olson, Vice President	2005 2004 2003	(4)	182,000 — 172,000	108,066 — 130,032	324,878 — —		36,659 — 12,000	(2) (3)	651,603 — 314,032
Lonny E. Townsend, Vice President, General Counsel, Compliance and Ethics Officer and Assistant Secretary	2005 2004 2003	(4) (4)	— 175,100 —	— 135,281 —	— 249,348 —	(5)	— 34,974 —	(2)	594,703
Jay A. Wiese, Vice President	2005 2004 2003		185,000 170,000 159,417	109,276 154,458 95,000	324,878 — 972,817	(1)	35,124 34,448 12,000	(2) (2) (3)	654,278 358,906 1,239,234

(1)	On June 17, 2003, the Long-Term Incentive Plan’s change of control provisions caused the automatic vesting of phantom units granted in 2001 and 2002 and the payment of phantom units granted on April 19, 2001 in connection with our initial public offering that were previously vested, but were voluntarily deferred beyond the vesting date.
(2)	The named executive officers participate in the Magellan Holdings Health and Welfare Plan on an after-tax basis. A portion of these amounts cover the difference between the pre-tax and after-tax cost of obtaining these benefits. The Magellan 401(k) Plan matching contribution to each named executive officer was approximately $12,600 in 2005 and $12,300 in 2004.
(3)	Represents expense allocated to us by Williams for contributions made to the Investment Plus Plan, a defined contribution plan subject to the Employee Retirement Income Security Act of 1974, on behalf of each named executive officer.
(4)	Not a named executive officer for such fiscal year.
(5)	Represents 50% of a special grant awarded in connection with his transition to us.

Long-Term Incentive Plan – Awards in Last Fiscal Year

Under the Magellan Midstream Partners Long-Term Incentive Plan (the “Plan”), the compensation committee of the board of directors of our general partner, or if delegated to by the compensation committee, the CEO of our general partner, may grant awards of phantom units to employees of MGG GP.

The following table provides certain information concerning the grant of phantom units under the Plan during 2005 to the named executive officers:

Name	Number of Units(1)	Performance or Other Period Until Payout(2)	Estimated Future Payouts under Non-Unit Price-Based Plans
			Target # Units	Maximum # Units
Don R. Wellendorf	12,000	34 months	12,000	24,000
John D. Chandler	6,540	34 months	6,540	13,080
Michael N. Mears	5,540	34 months	5,540	11,080
Richard A. Olson	5,540	34 months	5,540	11,080
Jay A. Wiese	5,540	34 months	5,540	11,080

(1)	Represents phantom units awarded in 2005.
(2)	These phantom units vest December 31, 2007.

The actual number of common units that may be paid out under the 2005 grant is based on our performance with respect to distributable cash flow during the three year vesting period and range from zero units up to 200% of the number of phantom units granted. The number of common units ultimately awarded under these grants may also be increased or decreased by up to 20% based upon the personal performance of the recipient.

Magellan Pension Plan

Effective January 1, 2004, a pension plan was established for certain employees, including the named executive officers, who provide services to our partnership. The Magellan Pension Plan (the “pension plan”) is a non-contributory, tax-qualified defined benefit plan subject to the Employee Retirement Income Security Act of 1974. The pension plan generally includes salaried employees who have completed at least one year of service. The named executive officers participate in the pension plan on the same terms as other full-time salaried employees.

The pension plan is considered a final average pay plan. Each participant’s accrued benefit is determined by a formula taking into consideration years of service, final average pay and Social Security covered compensation wages offset by the benefit payable at normal retirement age from a previous employer’s pension plan. The accrued pension benefits for specific salary levels and years of service under the pension plan are provided below:

Salary Levels	Years of Service
	15	20	25	30	35
$125,000	$26,094	$34,792	$43,490	$52,188	$60,866
$150,000	$31,906	$42,542	$53,177	$63,813	$74,448
$175,000	$37,719	$50,292	$62,865	$75,438	$88,011
$200,000	$43,531	$58,042	$72,522	$87,063	$101,573
$225,000*	$44,694	$59,592	$74,490	$89,388	$104,286
$250,000*	$44,694	$59,592	$74,490	$89,388	$104,286
$275,000*	$44,694	$59,592	$74,490	$89,388	$104,286
$300,000*	$44,694	$59,592	$74,490	$89,388	$104,286

*	The Internal Revenue Code limitation for eligible compensation was taken into consideration in calculating these benefits.

Compensation that is eligible for consideration under the pension plan includes base salary, bonuses, overtime and shift differentials. Awards from the Magellan Midstream Partners Long-Term Incentive Plan are specifically excluded from the definition of eligible compensation. In addition, the Internal Revenue Code of 1986, as amended, currently limits the pension benefits that can be paid from a tax-qualified defined benefit plan, such as the pension plan, to highly compensated individuals. These limits prevent such individuals from receiving the full pension benefit based on the same formula as is applicable to other employees. We do not sponsor a non-qualified retirement plan.

The accrued benefits earned to date for the named executive officers were calculated as of January 1, 2006 and reflect the offset from a previous employer’s pension plan. The named executive officers have the following years of service under the pension plan formula: Mr. Wellendorf—26.68 years; Mr. Chandler—13.56 years; Mr. Mears—20.64 years; Mr. Olson—24.18 years; and Mr. Wiese—23.91 years.

Name of Individual	Estimated Annual Benefits Payable At Normal Retirement Age
Don R. Wellendorf	$6,303
John D. Chandler	$4,430
Michael N. Mears	$4,834
Richard A. Olson	$5,131
Jay A. Wiese	$6,342

Securities Authorized for Issuance under Equity Compensation Plans

The table set forth below provides information concerning the various types of awards that may be issued from the Magellan Midstream Partners Long-Term Incentive Plan, including units, options, phantom units and bonus units as of December 31, 2005. For more information regarding the material features of the Magellan Midstream Partners Long-Term Incentive Plan, please read Note 16 of our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2005.

Plan Category	Number of Securities to be Issued upon Exercise/Vesting of Outstanding Options, Warrants and Rights (1)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in the 1st Column of this Table)
Equity Compensation Plans Not Approved by Security Holders	554,588	595,186
Total	554,588	595,186

(1)	Units delivered pursuant to an award consist, in whole or in part, of units acquired on the open market, from any affiliate, us, any other person or any combination of the foregoing. We have the right to issue new units as part of the Plan. Awards may also be settled in cash. Units or cash awarded pursuant to the Plan are granted without payment by the participant. Taxes are withheld from the award to cover the participant’s mandatory tax withholdings.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee during 2005 were Messrs. Derryberry, DesBarres, Eilers, Lancaster, Lapeyre, Montague, O’Brien, Papa, Souleles and Wellendorf. Messrs. Lapeyre and Papa resigned from our general partner’s board of directors and its committees during 2005, and Messrs. Derryberry and DesBarres were elected to replace them. No member of the Compensation Committee was an officer or employee of us or our general partner during 2005, with the exception of Mr. Wellendorf, Chairman of the Board, President and CEO of our general partner. Mr. Wellendorf, through his ownership of certain Class B common units of MGG Midstream Holdings, L.P., an affiliate, indirectly benefits from our distributions to our general partner. For more information regarding this issue, please read “Certain Relationships and Related Transactions—Distributions to Our General Partner.”

2005 Report of the Compensation Committee

The compensation committee of the board of directors of our general partner is comprised of each member of our general partners’ board. Mr. DesBarres serves as the chairman of the compensation committee. The following is a report submitted by the compensation committee addressing the compensation policies applicable to our general partner’s executive officers for the fiscal year ending December 31, 2005.

Compensation Philosophy

Our compensation philosophy reflects our belief that the compensation of our executive officers: (a) should be linked to achievement of the partnership’s business and strategic goals; (b) should be aligned with the interests of the partnership’s unitholders; (c) should recognize individual contributions, as well as overall business results; and (d) should have the ultimate result of attracting, motivating and retaining highly-talented executives.

In order to determine the appropriate amount of compensation for our executive officers, we engaged an independent executive compensation consultant to assist with the review of several executive compensation benchmarking surveys that provide summarized data on levels of base salary, target annual incentives and long-term incentives. These surveys provide benchmark information on compensation practices such as the prevalence of types of compensation plans and the proportion of the types of pay components as part of the total compensation package. These surveys are supplemented by other publicly available information and input from compensation consultants on other factors such as recent market trends. The comparison group includes a range of master limited partnerships and other energy-based publicly traded companies. We also review internal tally sheets and internal equity percentages to help determine the appropriate amount of each executive’s compensation.

Fiscal 2005 Compensation for Executive Officers and CEO

In 2005, our executive compensation program consisted of the following four components: (i) base salary; (ii) bonus; (iii) long-term incentives; and (iv) benefits.

Executive Officers’ Compensation

Base salaries of our executive officers are reviewed annually to determine if such salaries fall within the range of those persons holding comparably responsible positions at other companies. The compensation benchmarking studies discussed in our compensation philosophy above are used for this purpose.

Cash bonuses are awarded to all employees, including the executive officers, pursuant to the Annual Incentive Program. For 2005, the Annual Incentive Program had a funding metric goal related to earnings that set a floor of performance for the partnership below which no payout would be made. This mechanism reflects our view that it is inappropriate to pay bonuses if the overall cash generation of the partnership drops significantly for any reason. The 2005 Annual Incentive Program also had performance metrics with specific goals related to the financial, environmental and safety performance of the partnership. Fifty percent of each employee’s bonus was subject to a personal performance adjustment, which could range from 0% to 200% of that portion of the employee’s bonus. Each metric in the 2005 Annual Incentive Program had a threshold, target and stretch level of achievement. If target performance was achieved, 100% of the bonus was paid and if stretch performance was achieved, 200% of the bonus was paid. The amount of bonus paid for performance between threshold and target, or between target and stretch, was prorated.

Long-term incentives, in the form of phantom units, are granted to our executive officers, and to other supervisory employees generally, pursuant to the Magellan Midstream Partners Long-Term Incentive Plan. The 2005 phantom unit awards are contingent upon long-term performance metric goals related to the pro forma distributable cash flow of the partnership. The 2005 phantom unit awards are also subject to a three-year vesting requirement for retention purposes. At the end of the three-year vesting period, each individual award may be increased or decreased by 10% based upon personal performance and 10% based upon the environmental performance of the partnership during the vesting period. Each metric related to the 2005 phantom unit awards has a threshold, target and stretch level of achievement. If target performance is achieved, 100% of the award will be given and if stretch performance is achieved, 200% of the award will be given. The award given for performance between threshold and target, or between target and stretch, will be prorated. Our Long-Term Incentive Plan provides that phantom unit awards may be settled in cash or common units at our discretion.

The employee benefits available to the executive officers, and to all employees generally, include a pension plan, 401(k) plan and health and welfare plans.

CEO’s Compensation

Don R. Wellendorf has been CEO and President of the general partner since November 15, 2002. The entire board of directors serves on the compensation committee; however, Mr. Wellendorf recuses himself from all decisions regarding his personal compensation. His 2005 base salary was $350,000. In addition, pursuant to the 2005 Annual Incentive Program, Mr. Wellendorf received a cash bonus of $228,053, which was 50% of his base salary plus an increase based on the 2005 performance metric goals. Mr. Wellendorf also received an award of 6,000 phantom units for 2005 under the Magellan Midstream Partners Long-Term Incentive Plan, which were adjusted to 12,000 phantom units to reflect the two-for-one split of the partnership’s common units in April 2005. If the partnership meets its long-term performance metric goals, his 2005 phantom unit award may increase by up to an additional 12,000 phantom units. The 2005 phantom unit award includes a three-year vesting period and we may, in our sole discretion, increase or decrease the award by 10% based upon Mr. Wellendorf’s personal performance during the vesting period and 10% based upon the environmental performance of the partnership.

Dated: February 16, 2006

Submitted By:

Compensation Committee

John P. DesBarres, Chair

Jim H. Derryberry

Patrick C. Eilers

N. John Lancaster, Jr.

James R. Montague

George A. O’Brien, Jr.

Thomas S. Souleles

Don R. Wellendorf

UNITHOLDER RETURN PERFORMANCE PRESENTATION

The following graph compares the performance of our common units with the performance of the Standard & Poors’ 500 Stock Index (or S&P 500) and a peer group index for the period commencing on February 6, 2001, which represents the first day that our common units were publicly traded on the NYSE. The graph assumes that $100 was invested at the beginning of the period in each of (1) our common units, (2) the S&P 500 and (3) the peer group, and that all distributions or dividends are reinvested on a quarterly basis.

We do not believe that any published industry or line-of-business index accurately reflects our business. Accordingly, we have created a special peer index consisting of the following growth-oriented publicly traded partnerships: Enterprise Products Partners L.P. (NYSE: EPD), Kinder Morgan Energy Partners, L.P. (NYSE: KMP), TEPPCO Partners, L.P. (NYSE: TPP) and Valero L.P. (NYSE: VLI).

	02/06/01	12/31/01	12/31/02	12/31/03	12/31/04	12/31/05
Magellan Midstream Partners, L.P.	100.0	202.2	168.8	279.2	349.7	408.3
Peer Index	100.0	135.8	130.9	191.1	204.3	211.3
S&P 500	100.0	85.6	66.7	85.8	95.1	99.7

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

AND RELATED UNITHOLDER MATTERS

The following table sets forth as of March 1, 2006 the number of our common units beneficially owned by: (1) each person who is known to us to beneficially own more than 5% of a class of units; (2) the current directors and nominees of our general partner’s board of directors; (3) the named executive officers of our general partner; and (4) all current directors and executive officers of our general partner as a group. We obtained certain information in the table from filings made with the SEC. Unless otherwise noted, each beneficial owner has sole voting power and sole investment power.

Name of Beneficial Owner, Director, Nominee or Named Executive Officer	Our Common Units	Percentage of Common Units
Tortoise Capital Advisors, L.L.C.(1)	3,494,442	5.3%
Jim H. Derryberry	—	—
John P. DesBarres	11,772	*
Patrick C. Eilers	—	—
N. John Lancaster, Jr.	—	—
James R. Montague	9,639	*
George A. O’Brien, Jr.	3,639	*
Thomas S. Souleles	—	—
Don R. Wellendorf	43,820	*
John D. Chandler	16,761	*
Michael N. Mears	7,633	*
Richard A. Olson	9,134	*
Jay A. Wiese	17,344	*
All Current Directors and Executive Officers as a Group (14 persons)	125,240	*

* represents less than 1%

(1)	A filing with the SEC on February 10, 2006 indicates that Tortoise Capital Advisors, L.L.C., an investment advisor in accordance with Rule 13d-1(b)(1)(ii)(E) of the Securities Exchange Act of 1934, are or may be deemed to be the beneficial owners of the number of common units indicated in the table. The address of Tortoise Capital Advisors, L.L.C. is 10801 Mastin Blvd, Suite 222, Overland Park, Kansas 66210.

The following table sets forth as of March 1, 2006 the number of MGG common units beneficially owned by: (1) the current directors and nominees of our general partner’s board of directors; (2) the named executive officers of our general partner; and (3) all current directors and executive officers of our general partner as a group.

Name of Director, Nominee or Named Executive Officer	MGG Common Units	Percentage of Common Units
Jim H. Derryberry	—	—
John P. DesBarres	—	—
Patrick C. Eilers	—	—
N. John Lancaster, Jr.	—	—
James R. Montague	1,000	*
George A. O’Brien, Jr.	—	—
Thomas S. Souleles	—	—
Don R. Wellendorf	—	—
John D. Chandler	—	—
Michael N. Mears	—	—
Richard A. Olson	—	—
Jay A. Wiese	—	—
All Current Directors and Executive Officers as a Group (14 persons)	1,000	*

*	represents less than 1%

The following table sets forth as of March 1, 2006 the number of Class B common units of MGG Midstream Holdings, L.P., the sole owner of the general partner of MGG, which in turn is the sole owner of our general partner, beneficially owned by: (1) the current directors and nominees of our general partner’s board of directors; (2) the named executive officers of our general partner; and (3) all current directors and executive officers of our general partner as a group. The Class B common units constitute 6.1% of the total ownership of MGG Midstream Holdings, L.P.

Name of Director, Nominee or Named Executive Officer	MGG Midstream Holdings, L.P. Class B Common Units	Percentage of Total Class B Common Units
Jim H. Derryberry	—	—
John P. DesBarres	—	—
Patrick C. Eilers	—	—
N. John Lancaster, Jr.	—	—
James R. Montague	—	—
George A. O’Brien, Jr.	—	—
Thomas S. Souleles	—	—
Don R. Wellendorf	215,000	24.9%
John D. Chandler	150,000	17.3%
Michael N. Mears	150,000	17.3%
Richard A. Olson	—	—
Jay A. Wiese	150,000	17.3%
All Current Directors and Executive Officers as a Group (14 persons)	865,000	100.0%

Change of Control

MGG Midstream Holdings, L.P. is the sole owner of the general partner of MGG and MGG is the sole owner of our general partner. MGG Midstream Holdings, L.P. has pledged all of its interests in MGG GP and MGG pursuant to a Credit Agreement dated as of December 21, 2005 between MGG Midstream Holdings, L.P., as borrower, and Goldman Sachs & Co., as administrative agent, and the other lenders parties thereto. A default by MGG Midstream Holdings, L.P. under this Credit Agreement could indirectly result in a change of control of us.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

MGG is the owner of our general partner. We are managed and operated by our general partner, and the board of directors of our general partner makes decisions related to our general partner’s management of us. However, our general partner’s limited liability company agreement provides that our general partner’s board of directors may not take any action without approval of MGG with respect to an extraordinary matter that would have, or would reasonably be expected to have, a material effect on MGG’s interest in our general partner.

Distributions to and Incentive Distribution Rights of Our General Partner

Because our distributions have exceeded specified target levels as described in our partnership agreement, our general partner receives increasing percentages of our distributions. Distributions to our general partner above the highest target level are at 50%. Our general partner also owns 100% of our incentive distribution rights. As the owner of our general partner, MGG indirectly benefits from these distributions. Certain executive officers of our general partner collectively own approximately 6% of MGG Midstream Holdings, L.P., the owner of the general partner of MGG, and therefore also indirectly benefit from these distributions. For more information regarding the ownership of the Class B common units of MGG Midstream Holdings, L.P., please read “Security Ownership of Certain Beneficial Owners and Management.”

In 2005, distributions paid to our general partner totaled $30.1 million. In addition, during 2005, MGG received distributions totaling $5.0 million related to our common and subordinated units that it owned during the year. Assuming we have sufficient available cash to continue to pay distributions on all of our outstanding units for four quarters at our current quarterly distribution level of $0.5525 per unit, our general partner would receive distributions of approximately $51.4 million in 2006 on its combined 2% general partner interest and incentive distributions.

Payments to Our General Partner and Affiliates

Our general partner and its affiliates do not receive any management fee or other compensation for the management of our partnership. We pay our general partner and its affiliates, however, for direct and indirect expenses incurred on our behalf, subject to limitations under our omnibus agreement regarding our payment of general and administrative expenses. To the extent we pay our general partner and its affiliates an amount in excess of this limitation, they reimburse us the excess amount. The limitation on our general and administrative expenses payments under the omnibus agreement escalates annually as described below.

Omnibus Agreement

On June 17, 2003, MGG, Williams and certain of its affiliates entered into an omnibus agreement to which we are a third-party beneficiary. The omnibus agreement provides for limitations on the amount of general and administrative expenses, other than long-term incentive compensation expenses, we are required to pay, which operate as follows:

—	MGG will reimburse us for expenses above a lower cap amount up to an upper cap amount; and

—	MGG will not reimburse us for expenses above the upper cap amount.

The lower cap amount began escalating annually in 2004 at 7% (or, if greater, the percentage increase in the Consumer Price Index). The upper cap amount began escalating annually in 2004 at the lesser of 2.5% or the percentage increase in the Consumer Price Index. Both the upper and lower caps are also adjusted for acquisitions, construction of new assets or significant modifications to existing assets completed by us. As of January 1, 2006, the lower cap was $52.7 million and the upper cap was $59.0 million.

These limitations on our obligation for general and administrative expenses will terminate upon a change of control of MGG or our general partner. A change of control of our general partner will be deemed to occur if, among other things, directors are elected whose nomination for election to our general partner’s board of directors was not approved by our general partner or its board of directors at a time when the board was comprised of only such approved directors or the current directors.

Services Agreement

On December 24, 2005, we entered into a services agreement with MGG GP, an affiliate, pursuant to which MGG GP has agreed to perform specified services, including providing necessary employees to operate our assets. In return, we are required to pay MGG GP for its direct and indirect expenses incurred in providing these services, subject to the limitations on reimbursement of general and administrative expenses under the omnibus agreement as described earlier. To the extent our total general and administrative expenses exceed the lower cap but do not exceed the upper cap amount, MGG reimburses us the excess amount. In 2005, we incurred general and administrative expenses of $61.1 million, including long-term incentive compensation expenses, and we were reimbursed $3.3 million of these costs.

MGG GP has the right at any time to terminate its obligations under this services agreement upon 90 days notice. To the extent that neither MGG GP nor any of its subsidiaries (including our general partner) provides these services to us, the limitations under the omnibus agreement on our payment of general and administrative expenses relating to these services would no longer apply and we could incur increased general and administrative expenses.

MGG Environmental Indemnification

MGG has indemnified us against certain known environmental liabilities. As of December 31, 2005, the amount remaining under this indemnity agreement that MGG may be liable to us was $6.7 million.

Revenues from Our Affiliates

In March 2004, we acquired a 50% ownership interest in Osage Pipe Line Company, LLC. We operate the Osage pipeline system and receive a fee for these services. During 2005, we received $0.7 million for operating fees.

Conflicts of Interest of Our Affiliates

MGG, which owns our general partner, is partially owned by an affiliate of the Carlyle/Riverstone Global Energy and Power Fund II, L.P. (“CRF”), which also owns, through affiliates, an interest in the general partner of Buckeye Partners, L.P. (“Buckeye Partners”) and the general partner of SemGroup, L.P. (“SemGroup”) and may acquire other entities that compete with us. Although we do not have extensive operations in the geographic areas primarily served by Buckeye Partners, we will compete directly with Buckeye Partners, SemGroup and perhaps other entities in which CRF has an interest for acquisition opportunities throughout the United States and potentially will compete with Buckeye Partners, SemGroup and these other entities for new business or extensions of existing services provided by our operating partnerships, creating actual and potential conflicts of interest between us and our affiliates. An affiliate of SemGroup is a significant customer of ours. The board of directors of our general partner has adopted a Board of Directors Conflict of Interest Policy and Procedures. In compliance with this policy, CRF has adopted procedures internally to assure that our proprietary and confidential information is protected from disclosure to SemGroup and Buckeye Partners. As part of these procedures, none of the nominees of CRF will serve on our general partner’s board of directors and on SemGroup’s or Buckeye Partners’ general partners’ board of directors at the same time.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the directors and executive officers of our general partner and persons who beneficially own more than 10% of our common units to file ownership and changes in ownership reports with the SEC and the NYSE. The SEC regulations also require that a copy of all these filed Section 16(a) forms must be furnished to us by the directors and executive officers of our general partner and persons beneficially owning more than 10% of our common units. Based on a review of the copies of these forms and amendments thereto with respect to 2005, we have determined that, due to an administrative oversight, one transaction involving MGG on February 9, 2005 was not timely reported. The transaction was reported on a Form 4 on February 16, 2005.

CODE OF ETHICS

Our general partner’s board of directors has adopted a code of ethics that applies to our general partner’s principal executive officer, Don R. Wellendorf, and principal financial and accounting officer, John D. Chandler, and a code of business conduct that applies to all officers and directors of our general partner and to all employees providing services to us. You may view each of these codes on our website at www.magellanlp.com.

UNITHOLDER PROPOSALS FOR 2007

ANNUAL MEETING OF LIMITED PARTNERS

Any common unitholder entitled to vote at our 2007 annual meeting of limited partners can nominate persons for election to the board of directors of our general partner at the annual meeting by complying with the procedures set forth in our partnership agreement within the time frame discussed below. Your ability to nominate persons for election to our general partner’s board of directors is limited by the NYSE listing requirements regarding the independence and experience of directors of our general partner’s board or committees thereof. In addition, if you nominate persons for election to our general partner’s board of directors for the 2007 annual meeting and if a person is elected whose nomination for election to our general partner’s board was not approved by our general partner or its board of directors or any nominating committee thereof at a time when the board was comprised of only such approved directors, then a change of control of our general partner will be deemed to occur under the omnibus agreement. In that event, the contractual limitations in the omnibus agreement on the amount of general and administrative expenses that we are required to pay MGG GP and certain of its affiliates would no longer apply and we could incur increased general and administrative expenses.

In order to nominate persons to our general partner’s board of directors at the 2007 annual meeting, written notice must be delivered to our general partner at One Williams Center, Tulsa, Oklahoma 74172 no later than the close of business on December 23, 2006, nor earlier than the close of business on December 8, 2006. The written notice must include: (1) as to each person whom the unitholder proposes to nominate for election or reelection as a director of our general partner all information relating to such nominee that is required to be disclosed in solicitations of proxies for the election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934 (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director of our general partner if elected); and (2) as to the unitholder giving the notice: (i) the name and address of such unitholder; and (ii) the class and number of units which are owned by the unitholder.

Any limited partner who wishes to submit a proposal for inclusion in the proxy materials for our 2007 annual meeting must submit such proposal by the dates referred to above or it will be considered untimely. SEC rules set forth standards as to what proposals are required to be included in a proxy statement for a meeting. In no event are limited partners allowed to vote on matters that would cause the limited partners to be deemed to take part in the management and control of our business and affairs so as to jeopardize the limited partners’ limited liability under the Delaware limited partnership act or the law of any other state in which we are qualified to do business.

WHERE YOU CAN FIND MORE INFORMATION ABOUT US

We file annual, quarterly and current reports and proxy statements with the SEC. Our SEC filings are available to the public over the internet at the SEC’s website at www.sec.gov. You may also read and copy any document that we file with the SEC at the SEC’s public reference room at 100 F. Street, N.E., Room 1580, Washington, D.C. 20549. You can call the SEC at 1-202-551-8090 for further information on the public reference room and its copy charges. We maintain a website at www.magellanlp.com, where we make our SEC filings available.

You may request a copy of the audit and compensation committee charters and Corporate Governance Guidelines of our general partner’s board of directors and our code of ethics, code of business conduct, annual report or SEC filings without charge by calling or writing to us at the following address:

Investor Relations Department

Magellan Midstream Partners, L.P.

One Williams Center

Tulsa, Oklahoma 74172

Local phone: (918) 574-7000

Toll-free phone: (877) 934-6571

If you would like to request documents from us, please do so at least 10 business days before the date of the annual meeting in order to receive timely delivery of the documents before the annual meeting.

You should rely only on the information contained in this proxy statement to vote your units at the annual meeting. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement.

The information contained in this document is applicable as of the date indicated on the cover of this document unless the information specifically indicates that another date applies.

VOTING INSTRUCTIONS

You can vote your units in one of three ways:

TELEPHONE***INTERNET***MAIL

24 hours a day – 7 days a week

YOUR VOTE IS IMPORTANT. PLEASE VOTE AS SOON AS POSSIBLE.

Vote-by-Internet

Log on to the Internet and go to http://www.cesvote.com. Have your proxy card in hand when you access the website and follow the instructions. Internet votes must be received by the beginning of the annual meeting at 10:00 a.m. (Central Time) on April 26, 2006.

Vote-by-Telephone

Call toll-free (in the U.S.) 1-888-693-8683. Have your proxy card in hand when you call and follow the instructions. Telephone votes must be received by the beginning of the annual meeting at 10:00 a.m. (Central Time) on April 26, 2006.

Your Internet and telephone vote works in the same manner as if you marked, signed and returned your proxy card by mail.

Vote-by-Mail

Mark, sign and date the proxy card on the reverse side. Detach the proxy card and return in the postage-paid envelope.

MAGELLAN MIDSTREAM PARTNERS, L.P.

ANNUAL MEETING — APRIL 26, 2006

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

MAGELLAN GP, LLC, THE GENERAL PARTNER OF

MAGELLAN MIDSTREAM PARTNERS, L.P.

The undersigned, whose signature appears on the reverse hereof, hereby appoints Don R. Wellendorf and Lonny E. Townsend, and each or either of them, as proxies with full power of substitution for and in the name of the undersigned to vote, as indicated below and in their discretion on such other matters as may properly come before the annual meeting or any adjournments thereof, the common and/or subordinated units of Magellan Midstream Partners, L.P. that the undersigned would be entitled to vote if personally present at the annual meeting to be held on April 26, 2006, and at any and all adjournments thereof, on the proposal set forth below and on the transaction of any other business as may properly come before the annual meeting or any adjournments thereof, including, without limitation, the adjournment of the annual meeting in order to solicit additional votes from common and/or subordinated unitholders in favor of adopting the proposal set forth below.

THE BOARD OF DIRECTORS OF MAGELLAN GP, LLC, OUR GENERAL PARTNER, UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE FOLLOWING PROPOSAL:

1.	The election by our common unitholders, voting together as a single class, of three Class I directors to our general partner’s board of directors to serve until our 2009 annual meeting of limited partners.

To vote for all nominees, check the box “FOR”. To withhold authority to vote for all nominees, check the box “WITHHELD”. To withhold authority to vote for any individual nominee, check the box “FOR” and strike a line through the nominee’s name in the list below:

01 N. John Lancaster, Jr.    02 George A. O’Brien, Jr.    03 Thomas S. Souleles

FOR	WITHHOLD
☐	☐

MARK HERE FOR COMMENTS OR ADDRESS CHANGE AND NOTE ON REVERSE SIDE ☐

(Continued and to be signed on reverse side)

Your common units will be voted as directed on this card. IF THIS CARD IS SIGNED AND NO DIRECTION IS GIVEN FOR THE PROPOSAL, IT WILL BE VOTED IN FAVOR OF THE PROPOSAL.

MAGELLAN MIDSTREAM PARTNERS, L.P.

Signature:

Signature:

Date:

Note: Your signature should conform with your name as printed above. Please sign exactly as your name appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, sign in full corporate name by President or other authorized officer. If a partnership, sign in full partnership name by authorized person.